Approved by IPC 06-01-06
                      BANK OF HAWAII ASSET MANAGEMENT GROUP

                                 CODE OF ETHICS


Employees of Bank of Hawaii's Asset Management Group (AMG) and certain other employees of Bank of Hawaii in positions identified in the definition of an Access Person in Appendix A have duties, responsibilities and access to information that give rise to ethical concerns that are not common to all Bank of Hawaii employees. This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the "Investment Company Act") and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") to provide Access Persons with guidance in dealing with these additional ethical concerns, primarily in the area of their own investment activities. It supplements and does not replace the Bank of Hawaii Employee Code of Conduct and the Bank of Hawaii Corporation Code of Business Conduct & Ethics, which are in the Employee Handbook and applicable to all employees.

Currently, all Supervised Persons, as defined in Appendix A, are also AMG employees, and therefore Access Persons. Limited Access Persons, as defined in Appendix A, must observe the General Principles of conduct set forth in Section I of the Code and the Use of Non-Public and Material Non-Public Information set forth in Section IV of the Code.

Capitalized terms used but not defined in the Code are defined in Appendix A. Appendix B establishes procedures related to certain requirements of the Code. All Appendices are part of the Code. The Code is, among other things, designed to assist in compliance with certain provisions of the Investment Company and Investment Advisers Acts that are set forth in Appendix C for background information.

I. GENERAL PRINCIPLES.

Compliance with the Code is a condition of employment. The Code sets forth AMG's requirements regarding the conduct of Access Persons in certain specified situations. Access Persons must promote honest and ethical conduct, including the ethical handling of, or apparent or actual conflicts of interest between, personal and professional relationships, and to encourage the prompt internal reporting to the Chief Compliance Officer of violations of the Code. There are fundamental fiduciary and other principles that underlie the specific guidelines of the Code and each Access Person is expected to also adhere to these fundamental principles:

     A. Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable federal securities laws, as well as AMG policies and procedures.

     B. Access Persons owe a fiduciary responsibility to AMG Clients and must not take actions that harm AMG Client interests or engage in any conduct that places or appears to place their own interests in conflict with the interests of AMG Clients or their investors

     C. Access Persons must avoid taking any action that would compromise or call into question their exercise of fully independent judgment in the interests of AMG Clients.

     D. No Access Person, in connection with his or her purchase or sale of any Security held or to be acquired by an AMG Client, shall:

                  1. Employ any device, scheme or artifice to defraud an AMG Client;

                  2. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an AMG Client;

                  3. Make any untrue statement of a material fact to an AMG Client, or omit to state a material fact which would make an otherwise true statement misleading; or

                  4. Engage in any manipulative practice with respect to an AMG Client.

     E. No Access Person shall engage in market timing transactions, which are defined as trading shares of an open-end mutual fund with the intent of arbitraging an inefficiency in the valuation of that fund, including, but not limited to, transactions for his or her own benefit or the benefit of a Portfolio. In addition, all Access Persons shall adhere to the market timing and share trading policies of all open-end mutual funds in which they invest. The above restrictions apply to all such trades, including those executed through omnibus or retirement accounts.

     F. No Access Person shall engage in late trading of open-end mutual funds (i.e., the submission of a trade after the daily pricing time for net asset value with an intent or agreement to obtain that day's net asset value).

     G. Access Persons are expected to adhere to both the letter and spirit of the Code and must avoid any actions designed to achieve indirectly a result that the Code seeks to prevent or discourage. This includes effecting transactions in an omnibus account, a 401(k) plan or other retirement plan, variable annuity or variable life insurance policy investing in mutual fund assets, or any other alternative investment vehicle, or by means of any other person or entity.

     H. Any Access Person who has any doubt as to whether his or her contemplated conduct would violate the Code should first discuss the proposed conduct with the Compliance Officer.

II. EXEMPT PERSONAL SECURITIES TRANSACTIONS.

         Section III of the Code shall not apply to the following Exempt Transactions.

     A. Purchases or sales of Bank of Hawaii Corporation stock and options on Bank of Hawaii Corporation stock.

     B.   Shares of registered open-end mutual funds, exchange-traded funds
          (ETFs) and money market funds.

     C. Treasury bills, Treasury bonds, Treasury notes, U.S. Savings bonds and any other instruments issued by the U.S. government.

     D. Purchases or sales of a Security in any account over which the Access Person has no direct or indirect influence or Control.

     E. Purchases or sales of a Security which are non-volitional on the part of either the Access Person or the AMG Client. Non-volitional transactions include gifts to an Access Person and transactions over which the Access Person has no control of the timing (such as open options contracts exercised by the other party to the contract), or transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.).

     F. Purchases of Securities which are part of an automated investment program, such as an automatic dividend reinvestment plan, automated employee stock ownership program (ESOP) or automated investment program of an account subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), as well as sales of Securities which are part of an automated withdrawal from an ERISA or ESOP program.

     G. Purchases of Securities effected upon the exercise of rights issued pro rata to all holders of a class of Securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

III. PROHIBITED PERSONAL SECURITIES TRANSACTIONS.

     A. No Access Person shall purchase, sell, or transfer by gift or otherwise, a Beneficial Ownership interest in any Security, excluding shares of a Fund, without first obtaining a Pre-clearance Authorization as provided in Appendix B, part A.2. The Compliance Officer may also grant an exemption as provided in Appendix B, part A.1.

     B. No Access Person shall purchase, sell, or transfer by gift or otherwise, a Beneficial Ownership interest in any Security, excluding shares of a Fund, if at the time of such purchase or sale the Access Person has actual knowledge that the Security is being purchased or sold, or is being considered for purchase or sale, by AMG for an AMG Client.

     C. No Access Person shall purchase, sell, or transfer by gift or otherwise, a Beneficial Ownership interest in a Security, excluding shares of a Fund, during a Blackout Period for that Security (any day during which an AMG Client has a pending buy or sell order for the same Security, or during the trading day before and trading day after the AMG Client's order is executed or withdrawn).

     D. No Investment Person for a Fund shall purchase, sell, or transfer by gift or otherwise, a Security, excluding shares of a Fund, during an Extended Blackout Period for that Security.

     E. Public offerings give rise to potential conflicts of interest as to whether the Access Person is misappropriating an investment opportunity that should be first offered to AMG clients. Therefore, acquisition of direct or indirect ownership of securities in an Initial Public Offering or Private Placement by an Access Person is subject to pre-clearance rules.

     F. No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security in which they have a Beneficial Ownership interest, which includes shares of Funds, within 60 calendar days. Any purchase and sale of the same (or equivalent) Security within a 60 calendar day period is prohibited even if the Access Person holds more of the Security. For purposes of this rule, exempted purchases or sales in Section II of the Code are not considered a transaction.

IV. USE OF NON-PUBLIC AND MATERIAL NON-PUBLIC INFORMATION.

         No Access Person shall:

     A. Disclose to any other person, except to the extent permitted by law and necessary to carry out his or her duties as an Access Person and as part of those duties, any Non-Public Information regarding any AMG Client, including any Security holdings or transactions of an AMG Client, any Security recommendation made to an AMG Client, and any Security Transaction by an AMG Client or under consideration by or for an AMG Client, including information about actual or contemplated investment decisions. This restriction does not preclude an Access Person from disclosing to any AMG client any of that client's Portfolio information, including holdings and transactions.

     B. Use any Non-Public Information regarding any AMG Client in any way which might be contrary to or in competition with the interests of such AMG Client.

     E. Use any Non-Public Information regarding any AMG Client in any way for personal gain.

     F. Use or assist others in using any Material Non-Public Information to trade in a security of any type or to disclose Material Non-Public Information in violation of IAPOL 20-30.

V.  GIFTS AND ENTERTAINMENT

     A. No Access Person shall, directly or indirectly, give or permit to be given, or receive or permit to be received, any tangible item of any value, including Gifts and Gratuities of any kind, in excess of $100.00 cumulatively per person per annum to or from any business or organization (or person acting on behalf of a business or organization) where such item is in relation to the business of AMG. An item of value in excess of $100.00 may be given or retained if written approval to give or accept it has been granted by the Chief Compliance Officer or Compliance Officer, in consultation with the Access Person's Department Manager.

     B. Ordinary and usual Hosted Business Entertainment in relation to the business of AMG is allowable so long as it is neither so frequent nor so extensive as to raise any question of propriety. Hosted Business Entertainment includes, but is not limited to, meals, sporting or theatrical events, or entertainment and business functions. The host of the event must be present at the event for it to be considered Hosted Business Entertainment. If the host is not present, the event is considered a Gift, and is subject to the provisions of Paragraph A above. If an Access Person is unsure whether an event constitutes Hosted Business Entertainment they are to request a determination of such from the Chief Compliance Officer or Compliance Officer.

     C. Cash Gifts are not to be accepted under any circumstances. A gift certificate that is not redeemable for cash may be accepted provided it meets the above requirements.

     D. Logo items of a nominal value may be accepted and considered as gifts that are exempt from the provisions herein, and are not subject to the reporting requirements below.

     E. Access Persons are required to report all Gifts that they receive to the manager of their department. The department manager will maintain a log of all such Gifts for periodic inspection by the Compliance Officer.

VI.  OTHER.

         No Access Person shall:

     A. Recommend any Security transaction, excluding a transaction in shares of a Fund, for execution by an AMG Client without first disclosing to the Compliance Officer such Access Person's interest, if any, in such Security or the issuer thereof, including without limitation (i) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (ii) any contemplated transaction by such Access Person in such Security; (iii) any position of such Access Person with such issuer or its affiliates; and (iv) any present or proposed business relationship between such Access Person and such issuer or its affiliates.

     B. Serve as an officer of, or on the Board of Directors or investment committee of, or as a paid consultant or advisor to, any corporation or other business or political entity without the prior written approval of the Compliance Officer.

     C. Open a brokerage account, variable annuity, or direct account with a registered open-end investment company (open-end mutual fund), unless it is through Bankoh Investment Services, Inc. or directly with a Fund, without the prior written approval of both the Compliance Officer and the Manager of AMG.

VII. COMPLIANCE REPORTING.

         In order to facilitate the process of monitoring compliance with the Code, each Access Person shall:

     A. Notify the Compliance Officer, by submission of an initial or updated securities account report, of all accounts holding Securities that he or she maintains with a brokerage firm or bank. The report is to include all such accounts that he or she directly or indirectly controls or in which he or she or a related Interested Person [defined under Investment Company Act Section 2(a)(19)(B)(ii), as "any member of the immediate family of any natural person who is an affiliated person of such investment adviser or principal underwriter"] has a Beneficial Ownership interest. Such reports are to be submitted within ten (10) days of becoming an Access Person, and within ten (10) days of the opening or closing of any such account.

     B. Instruct each broker-dealer where any such account is maintained to send directly to the Compliance Officer a duplicate copy of all transaction confirmations and periodic statements generated by that broker-dealer for that account. The Compliance Department treats all transaction confirmations and statements as confidential. In order to ensure that duplicate brokerage confirmations are received from all employee trading accounts, all employees are required to complete a Disclosure of Brokerage Account form at the commencement of employment and to submit an updated Brokerage Account Form whenever an account is added or deleted.

     C. File a quarterly transaction report with the Compliance Officer no later than 30 calendar days after the end of each calendar quarter, whether or not the Access Person purchased, sold or transferred any Securities during that quarter.

     D. Within 10 days of becoming an Access Person submit an initial holdings report (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), and no later than January 30th of each year thereafter, submit an annual holdings report (which information must be current as of a date no more than 45 days prior to the date of the report) to the Compliance Officer listing all known Securities in which the Access Person has a Beneficial Ownership interest.

VIII. ACKNOWLEDGED RECEIPT OF CODE.

     A. The Compliance Officer shall provide each Access Person, upon his or her becoming an Access Person, with a copy of this Code.

     B. Within 10 days of becoming an Access Person, and no later than January 30th of each year thereafter, each Access Person shall submit a signed compliance certification to the Compliance Officer that he or she has
          (1) read and understood the Code and recognizes that he or she is subject to the Code and (2) complied with the requirements of the Code.

     C. Within 10 days of receiving any subsequent amendment to this Code, each Access Person shall submit a signed compliance certification to the Compliance Officer that he or she has (1) read and understood the Code, as amended, and recognizes that he or she is subject to the Code, as amended, and (2) complied with the requirements of the Code, as amended.

     D. Within 10 days of becoming an Access Person, and no later than January 30th of each year thereafter, each Access Person shall submit a signed compliance certification to the Compliance Officer that he or she has complied with the market timing and share trading policies of all of the mutual funds in which he or she invests.

     E. Each Access Person shall promptly report any apparent violation of the Code to the Compliance Officer.

IX. REPORTING VIOLATIONS - RESPONSIBILITIES OF SUPERVISORS

     AMG regards violations of the Code as a serious matter. Therefore, any employee who violates the Code may be subject to appropriate disciplinary action, up to and including dismissal of employment.

     All employees are trained to be aware that failure to comply with certain elements of the Code may constitute a violation of federal and/or state law, and may subject that employee and the firm to criminal and/or civil liability.

     Federal securities laws require AMG and supervisors to supervise employees for violations of the law and the Code. All employees who have supervisory responsibility should see to it that the employees they supervise are familiar with and remain in compliance with the requirements of the Code.

     Supervisors who report violations or suspected violations in good faith will not be subject to retaliation or any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially.

     The Compliance Officer to whom a potential violation is reported will take appropriate action to investigate any potential violations reported to him/her. Any matter that the Compliance Officer believes is a material violation will be reported to the Chief Compliance Officer. If the Chief Compliance Officer concurs that a material violation has occurred, he/she will make a recommendation to have the matter reviewed by the Review Committee.

X.   ADMINISTRATION

     The Chief Compliance Officer is responsible for administering this Code.

     Any Access Person who has knowledge of misconduct relating to, or wish to express concern relating to, accounting, internal accounting controls or auditing matters and/or a violation of any federal or state securities law or provisions of the Code, should submit a written complaint expressing such facts and/or concerns to the Chief Compliance Officer.

     Any such complaint submitted will be held in the strictest of confidence and shall not be disclosed except when required pursuant to the Code, AMG policy, this procedure or by law.

XI.  CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained accordingly by the Compliance Department.